Exhibit 4.1

AMENDMENT NO. 1 TO THE CONVERTIBLE DEBENTURE

This Amendment No. 1 (this “Amendment No. 1”), dated October 22, 2023, to the Convertible Debenture (the “Convertible Debenture”), dated January 3, 2022, by and between Navios Maritime Holdings Inc., a corporation incorporated under the laws of the Republic of the Marshall Islands (the “Company”) and N Shipmanagement Acquisition Corp. (as transferee of Navios Shipmanagement Holdings Corporation) or its registered and permitted assigns (the “Holder”) is by and between the Company and the Holder. Capitalized terms used but not defined in this Amendment No. 1 shall have the meanings ascribed to such terms in the Convertible Debenture.

WHEREAS, the Company and the Holder desire to amend the Convertible Debenture in accordance with the terms and conditions of the Convertible Debenture.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Holder hereby agree as follows:

1. Amendment to Section 2(a)(ii). Section 2(a)(ii) of the Convertible Debenture is hereby amended and restated in its entirety to read as follows:

“ii.

if the Common Stock ceases to be quoted or listed for trading on the New York Stock Exchange (the “Primary Market”) and shall not again be quoted or listed for trading within forty-five (45) Trading Days of such delisting;”

2. Amendment to Section 4(a)(iii). Section 4(a)(iii) of the Convertible Debenture is hereby amended and restated in its entirety to read as follows:

“iii.

Upon Reclassification, Merger or Sale of Assets. If, at any time or from time to time, there shall be a reclassification or capital reorganization of the Common Stock (other than a stock dividend, subdivision, split up combination or reverse stock splits provided for elsewhere in this Section 4(a)) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, or consolidation or sale, provision shall be made so that Holder, as the case may be, shall thereafter be entitled to receive upon conversion of this Debenture, the number of shares of stock or other securities or property to which the Holder would have been entitled if the Holder had converted this Debenture immediately prior to such reclassification, capital reorganization, merger, consolidation or sale (subject to increase to the extent that the Principal Amount and accrued Interest of this Debenture subsequently increases). In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4(a) with respect to the rights of the Holder after the reclassification, reorganization, merger, consolidation or sale to the end that the provisions of this Section 4(a) including adjustment of the Conversion Price and the Mandatory Conversion Price then in effect for this Debenture and the number and type of shares or other securities issuable upon conversion of this Debenture shall be applicable after that event in as nearly equivalent a manner as may be practicable.

Notwithstanding anything to the contrary in this Section 4(a) or elsewhere in this Debenture or otherwise, the adjustment contemplated by this Section 4(a)(iii) shall not occur in connection with, or by reason of, the Agreement and Plan of Merger, dated as of October 22, 2023 (the “Merger Agreement”), by and among the Company, N Logistics Holdings Corporation, Navigation Merger Sub Inc. and, solely for the purposes of Sections 5.01(c), 7.02(c) and 10.06(d) of the Merger Agreement, N Shipmanagement Acquisition Corp., or any of the transactions contemplated by the Merger Agreement.”

3. Amendment to Section 6. The first paragraph of Section 6 of the Convertible Debenture is hereby amended and restated in its entirety to read as follows:

“The Company shall not merge or consolidate with or into or directly or indirectly sell all or substantially all of its properties and assets to any other person unless: (i) the Company is the surviving person; and (ii) except for the Merger (as defined in the Merger Agreement) or any of the other transactions contemplated by the Merger Agreement, immediately after giving effect to the transaction, no Event of Default (or any event which is, or after notice or passage of time or both would be, an Event of Default), shall have occurred and be continuing.”

4. Full Force and Effect; No Other Amendments. Except as expressly set forth in this Amendment No. 1, all other terms and provisions of the Convertible Debenture (including any exhibits, annexes and schedules thereto) shall remain unchanged and in full force and effect.

5. References. Each reference in the Convertible Debenture to the “Debenture” and words of similar import referring to the Convertible Debenture (such as “herein”, “hereof” and “hereunder”) shall be a reference to the Convertible Debenture, as amended by this Amendment No. 1.

6. Counterparts. This Amendment No. 1 may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Amendment No. 1 by facsimile, “.pdf” format or scanned pages shall be effective as delivery of a manually executed counterpart to this Amendment No. 1.

7. Miscellaneous. The provisions of Section 7 (Notices and Other) of the Convertible Debenture shall, to the extent not already set forth in this Amendment No. 1, apply mutatis mutandis to this Amendment No. 1, and to the Convertible Debenture as modified by this Amendment No. 1, taken together as a single agreement, reflecting the terms as modified hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed by their respective duly authorized officers as of date first above written.

COMPANY:

NAVIOS MARITIME HOLDINGS INC.

By:	/s/ Vasiliki Papaefthymiou
Name:	Vasiliki Papaefthymiou
Title:	Secretary

HOLDER:

N SHIPMANAGEMENT ACQUISITION CORP.

By:	/s/ Brigido Navarro
Name:	Brigido Navarro
Title:	President

[Signature Page to Amendment No. 1 to the Convertible Debenture]